Exhibit 99.1

FOR IMMEDIATE RELEASE

BioCardia Announces FDA Approval of its IND for NK1R+ Mesenchymal Stem Cells for the Treatment of Patients Recovering from Acute Respiratory Distress due to COVID-19

Phase I/II Trial Initiation Expected in 3Q 2022

SUNNYVALE, Calif. – April 12, 2022 – BioCardia®, Inc. (Nasdaq: BCDA), a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease, today announced that the U.S. Food and Drug Administration (FDA) has approved the Company's Investigational New Drug (IND) application for BCDA-04, a proprietary allogeneic mesenchymal cell (MSC) population that is Neurokinin-1 receptor positive (NK1R+). This allows BioCardia to initiate its First-in-Human Phase I/II trial in adult patients recovering from Acute Respiratory Distress Syndrome (ARDS) due to COVID-19, with trial initiation expected in the third quarter of 2022.

The first part of the clinical trial will evaluate increasing doses of the NK1R+ MSCs and the optimal dose will be taken to Phase II in a randomized study in adult patients recovering from ARDS due to COVID-19. "This investigational cell therapy is administered intravenously (IV) and follows a significant body of compelling clinical results by NIH investigators and peer companies," said Ian McNiece, Ph.D., BioCardia’s Chief Scientific Officer. “After IV delivery, the cells migrate to the lungs for local therapeutic benefit. We expect the anti-inflammatory nature of these mesenchymal stem cells to have a positive impact in ARDS because of the interaction of the Neurokinin-1 receptors with Substance P, a neuropeptide that has long been known to be a primary mediator of inflammation in the lungs. Our goal is to help recovering patients with ARDS due to COVID-19 recover faster and more fully, while avoiding longer term respiratory issues.”

" In addition to our critically important autologous cell therapies being studied for ischemic heart failure and chronic myocardial ischemia with refractory angina, the FDA's acceptance of this IND for patients recovering from ARDS is an important milestone in the development of our allogeneic mesenchymal stem cell therapy platform and validation for its potential to provide therapeutic benefit beyond the cardiovascular system," said Peter Altman, Ph.D., Chief Executive Officer. "Our ‘off the shelf’ MSC platform may have significant advantages over others in clinical development for multiple indications because the MSCs express the biologically important NK1 receptor which binds Substance P. Our in-house clinical cell manufacturing is also expected to be an important strategic asset that enables rapid and cost-effective development.”

About ARDS

Acute respiratory distress syndrome (ARDS) occurs when fluid builds up in the tiny, elastic air sacs (alveoli) in the lungs. The fluid keeps the lungs from filling with enough air, which means less oxygen reaches the bloodstream. This deprives organs of the oxygen they need to function. ARDS typically occurs in people who are already critically ill or who have significant injuries. Severe shortness of breath — the main symptom of ARDS — usually develops within a few hours to a few days after the precipitating injury or infection. Many people who develop ARDS don't survive. The risk of death increases with age and severity of illness. Of the people who do survive ARDS, some recover completely while others experience lasting damage to their lungs1. Based on preliminary clinical reports on COVID-19, respiratory failure complicated by ARDs is the leading cause of death for COVID-19 patients.2 Despite multiple clinical studies, no pharmacological treatments have proven effective for ARDS.3, 4

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP™ autologous and NK1R+ allogeneic cell therapies are the Company’s biotherapeutic platforms that enable four product candidates in clinical development. The CardiAMP Cell Therapy Heart Failure Trial investigational product has been granted Breakthrough designation by the FDA, has CMS reimbursement, and is supported financially by the Maryland Stem Cell Research Fund. The CardiAMP Chronic Myocardial Ischemia Trial also has CMS reimbursement. For more information visit: www.BioCardia.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, initiation of our BCDA-04 clinical trial, and the mechanism of action and ease of administration of our NK1R+ MSC therapy.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2022, under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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MEDIA CONTACT:
Anne Laluc, Marketing
Email: alaluc@bioCardia.com
Phone: 650-226-0120

INVESTOR CONTACT:
David McClung, Chief Financial Officer
investors@BioCardia.com
(650) 226-0120

(1)	MayoClinic.Org
(2)	Rajagopal K, Keller SP, Akkanti B, et al. Advanced pulmonary and cardiac support of COVID-19 patients, emerging recommendations from ASAIO—a living working document. Circ Heart Fail. 2020 May;13(5).
(3)	Thompson BT, Chambers RC, Liu KD (2017) Acute respiratory distress syndrome. N Engl J Med 377(19):1904–1905.
(4)	3. Group RC, Horby P, Lim WS et al (2020) Dexamethasone in hospitalized patients with Covid-19—preliminary report. N Engl J Med.